Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of 24th April, 2009 (the “Agreement”) by and between IEC ELECTRONICS CORP. (“IEC”) and W. BARRY GILBERT (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed as IEC’s Chief Executive Officer and has been so employed since 2002, at which time IEC was in dire financial straits; and

WHEREAS, during the period of Executive’s employment, he has directed the growth of IEC and returned it to profitability; and

WHEREAS, IEC greatly values Executive’s industry expertise and management skills and seeks to avail itself of his continued services for an extended period of time.

NOW, THEREFORE, in consideration of the mutual covenants herein and other valid consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.	Employment as CEO

1.1.
CEO Term.  IEC agrees to employ Executive as CEO, and Executive agrees to be so employed by IEC pursuant to this Agreement for a period commencing on the date hereof (the “Effective Date”) and ending on December 31, 2010, or such date as may be mutually agreed between the parties unless earlier terminated as provided herein (the “CEO Term”).

1.2.
Duties as CEO.  During the CEO Term, Executive shall serve as IEC’s Chief Executive Officer and shall have such other positions as an officer of IEC and its subsidiaries as Executive and the Board mutually agree from time to time.  In such positions, Executive shall perform such duties, functions and responsibilities commensurate with such positions as reasonably directed by the Board.

1.3.
Exclusivity.  During the CEO Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full time and attention to the business and affairs of IEC, shall faithfully serve IEC, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof.  Executive shall use his best efforts to promote and serve IEC’s interests and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, that it shall not be a violation of this Agreement for Executive to serve on the boards of directors of other companies which do not compete with IEC and educational institutions, in both cases with the Chairman of the Board’s Compensation Committee’s prior written consent, which shall not be unreasonably withheld.

2.           Compensation as CEO

2.1.
CEO Salary.  As compensation for the performance of Executive’s services hereunder during the CEO Term, IEC shall pay to Executive a salary at an annual rate of  two hundred seventy-five thousand dollars ($275,000) payable in accordance with IEC’s standard payroll policies (the “Base Salary”).  Increases to the Base Salary shall be based upon the Board of Directors’ annual evaluation of Executive’s performance and compensation analysis.

2.2.
Equity Awards.  Executive shall be eligible to receive equity awards at the sole discretion of the Board of Directors, which shall determine the amount and all terms and conditions applicable to any such awards.

3.	Employment as Advisor to Board

3.1.
Advisory Term.    Immediately upon the expiration of the CEO Term, IEC shall employ Executive as an Advisor to the Board of Directors, and Executive shall serve IEC for a period terminating on December 31, 2020 unless earlier terminated as provided herein (the “Advisory Term”).

3.2.
Services to be Rendered.    During the Advisory Term, the Executive agrees to consult with and advise IEC’s Board of Directors to the best of his abilities with respect to such matters involving the business and affairs of IEC as may be reasonably assigned to him by the Board of Directors of IEC and as are consistent with the his knowledge, abilities and experience; provided, however, that the total number of days of service required to be rendered by him shall be not less than seven (7) days per month.  IEC and the Executive shall mutually determine the dates on which advisory services are to be performed and the location at which he will perform such services.

3.3.
Duties as Advisor.    In performing his duties as Advisor, the Executive shall use his best efforts to promote the best interests of IEC and, subject to the non-competition provisions set forth in Section 9.2, may engage in any other business activities.

4.           Compensation as an Advisor. During the Advisory Term, Executive will receive compensation of Sixty Two Thousand Five Hundred ($62,500) Dollars annually.  Increases to the Advisory Compensation shall be based upon the Board of Directors’ periodic evaluation of Executive’s performance.

5.	Incentive Payments

5.1.
At any time during both the CEO Term and the Advisory Term, Executive shall have the opportunity to earn up to three (3) additional cash incentive payments of One Hundred Twenty-Five Thousand ($125,000) Dollars (“Incentive Payments”), each one payable  upon the achievement of each of the following performance conditions:

5.1.1.
IEC’s shares become listed on any of the following public exchanges: the AMEX, NYSE or the NASDAQ (“National Exchange”), payable in four equal installments of $31,250 each, with the first installment payable within thirty (30) days of such listing, and each subsequent installment payable within thirty days of the first, second and third anniversaries of such listing, provided that each payment shall be contingent upon Executive still serving as an employee and/or a director of IEC at the time such payment is due;

5.1.2.
IEC’s Daily Stock Price closes at $2.00 or more greater than the Listing Price for any 20 trading days during any 30 consecutive trading day period, payable in full within thirty (30) days of the last day of such 30 consecutive trading day period;

5.1.3.
IEC’s Daily Stock Price closes at $4.00 or more greater than the Listing Price for any 20 trading days during any 30 consecutive trading-day period, payable in full within thirty (30) days of the last day of such 30 consecutive trading day period.

5.1.4.	Definitions. For purposes of this Section 5.1, the following definitions shall have the meanings ascribed to them:

5.1.4.1.	“Daily Stock Price” shall mean the average of the closing bid and ask prices with respect to IEC’s stock on the National Exchange upon which it is listed; and

5.1.4.2.	“Listing Price” means the closing price of IEC’s stock at the end of the first day of trading on a National Exchange.

5.1.4.3.
In the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock of the IEC or other similar corporate transaction or event affecting the stock would be reasonably likely to result in a change in the value of the IEC stock, the Board, in its sole discretion, shall  make an appropriate and equitable adjustment to sections 5.1.2 and 5.1.3 for purposes of determining Executive’s entitlement to Incentive Payments.

5.2.	During the CEO Term, Executive shall be eligible to participate in company incentive plans and programs as established by the board in its sole discretion on the same basis as other senior executives.

6.           Benefits

6.1.
Generally.  During both the CEO Term and the Advisory Term, Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of IEC as in effect from time to time on the same basis as other senior executives of IEC.

6.2.	Medical Insurance. During both the CEO Term and the Advisory Term, IEC will continue to pay the full cost of medical insurance for Executive and his spouse.

6.3.
Life Insurance.    Provided that Executive is and remains insurable, and Executive shall do, execute, acknowledge and deliver all documents, applications, instruments, assurances or acts (including but not limited to physical examinations), as may be necessary to obtain such insurance coverage, IEC agrees to maintain the following insurance policies:

6.3.1.	During both the CEO Term and the Advisory Term, a life insurance policy on Executive payable to the Executive’s designated beneficiary, with face value equal to $500,000; and

6.3.2.
Until December 31, 2014, IEC shall also maintain an existing key man life insurance policy for $1 million in face value, 25% of which shall be payable to Executive’s estate if he dies prior to December 31, 2014.

6.3.3.	During both the CEO Term and the Advisory Term, IEC shall maintain an additional life insurance policy payable to Executive’s estate if he dies, with a minimum face value as indicated below:

Date	Minimum Face Amount

January 1, 2009	$1,000,000
January 1, 2010	$1,000,000
January 1, 2011	$1,315,000
January 1, 2012	$1,252,000
January 1, 2013	$1,190,000
January 1, 2014	$1,127,500
January 1, 2015	$1,065,000
January 1, 2016	$1,002,500
January 1, 2017	$940,000
January 1, 2018	$877,500
January 1, 2019	$815,000
January 1, 2020	$752,500

The Minimum Face Amount required shall be reduced by the aggregate amount of any Incentive Payments previously earned and paid pursuant to section 5.1.

7.	Business Expenses

7.1.
IEC shall pay or reimburse Executive for all commercially reasonable business out-of-pocket expenses that Executive incurs during both the CEO Term and the Advisory Term in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of IEC as approved by the Board (or a committee thereof) and in effect from time to time.

7.2.
During the CEO Term, IEC shall reimburse Executive for all reasonable gasoline and repair costs for his vehicle, provided that such reimbursements shall not exceed the sum of $3000 in any given calendar year.

8.	Termination

8.1.	Termination of CEO Employment and Advisory Employment.

8.1.1.
Notice.  IEC may terminate Executive’s CEO employment or Advisory employment for any reason during their respective Terms, and Executive may voluntarily terminate his employment for any reason during the Terms, in each case (other than a termination by IEC for Cause) at any time upon not less than thirty (30) days’ written notice to the other party.

8.1.2.
                     Accrued Amounts. Upon the termination of Executive’s CEO employment with IEC for any reason, Executive shall be entitled to the following: (i) any Base Salary earned but unpaid through the date of termination, (ii) any accrued but unused vacation time, (iii) any unreimbursed business expenses in accordance with Section 7.1 hereof, and (iv) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of IEC through the date of termination.  Upon the termination of Executive’s Advisory Employment, Executive shall be entitled to (i) any advisory compensation earned but unpaid through the date of termination; (ii) any unreimbursed business expenses in accordance with Section 7.1 hereof; and  (iii) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of IEC through the date of termination (collectively, “Accrued Amounts”).

8.1.3.	Upon termination by the Company for Cause or by the Executive without Good Reason, Executive shall forfeit all unvested equity and unearned Incentive Payments.

8.2.	Payments Upon Certain Other Terminations.

Upon certain other terminations, Executive may be entitled to additional payments as provided below.

8.2.1.
Termination During CEO Term by IEC without Cause or by Executive for Good Reason or due to a Change in Control.  If Executive’s employment is terminated during the CEO Term (i) by IEC without Cause (other than upon Executive’s death, or Disability); (ii) by Executive for Good Reason, or (iii) following a Change in Control and without Cause or for Good Reason,  Executive shall be entitled to the following:

8.2.1.1.	Accrued Amounts pursuant to Section 8.1.2;

8.2.1.2.
Two (2) times Executive’s Annual Base Salary payable in twenty-four (24) equal monthly installments as in effect immediately prior to the date of termination; plus (i) the higher of Executive’s (a) actual annual incentive for the year in which the Termination occurs or (b) target annual incentive for such year, (ii) pro rated by a fraction equal to the number of days of the year through the date of Termination divided by 365, payable within sixty (60) days of Termination, unless delayed for §409A compliance as set forth in section 8.2.9;

8.2.1.3.
$375,000, representing the lost opportunity to earn the incentives provided for in Section 5.1 payable within sixty (60) days of Termination, unless delayed for §409A compliance provided that, the amount of any such incentives previously earned and paid to Executive pursuant to Section 5.1 shall be deducted from the $375,000 due Executive pursuant to this Section;

8.2.1.4.
(i) all unvested equity held by Executive shall be deemed immediately vested, and (ii) any restrictions applicable to any restricted shares held by Executive shall be removed.  Any stock options may be exercised, in whole or in part, at any time on or before the earlier to occur of (x) the expiration date of the option and (y) the first anniversary of the date of such Termination; and

8.2.1.5.
continuation of Executive’s medical benefits on the same terms and conditions as if Executive were an active senior executive of IEC until Executive and his spouse become 65 and eligible for Medicare Supplemental Insurance, or such earlier time as Executive becomes eligible for medical benefits from a subsequent employer or other company (“Benefits Continuation”)(all such severance payments and Benefits Continuation referred to collectively, as the “Severance Payments”).

8.2.2.
Termination By IEC During Advisory Term without Cause or by Executive for Good Reason. If Executive’s engagement is terminated during the Advisory Term (i) by IEC without Cause (other than upon Executive’s death, or Disability); or (ii) following a Change in Control and without Cause or for Good Reason, Executive shall be entitled to the following:

8.2.2.1.	Accrued Amounts pursuant to Section 8.1.2;

8.2.2.2.	The balance of advisory compensation paid annually through the end of the Advisory Term;

8.2.2.3.
The product of “AA” times “BB”, (representing the lost opportunity to earn the Incentive Payments provided for in Section 5.1), where “AA” equals $375,000 minus any amounts previously earned and paid to Executive pursuant to said section, and BB equals the following:

Year Termination	“BB” Factor

2011	1.0

2012	.9

2013	.8

2014	.7

2015	.6

2016	.5

2017	.4

2018	.3

2019	.2

2020	.1

8.2.2.4.
(i) all unvested equity held by Executive shall be deemed immediately vested, and (ii) any restrictions applicable to any restricted shares held by Executive shall be removed.   Any stock options may be exercised, in whole or in part, at any time on or before the earlier to occur of (x) the expiration date of the option and (y) the first anniversary of the date of such Termination.

8.2.2.5.
continuation of Executive’s medical benefits on the same terms and conditions as if Executive were an active senior executive of IEC until Executive and his spouse become 65 and eligible for Medicare Supplemental Insurance, or such earlier time as Executive becomes eligible for medical benefits from a subsequent employer or other company (“Benefits Continuation”)(all such severance payments and Benefits Continuation referred to collectively, as the “Severance Payments”).

8.2.3.
IEC’s obligation to make the Severance Payments shall be conditioned upon each of the following:  (i) Executive’s continued compliance with his obligations under Section 9 of this Agreement; and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in form and substance satisfactory to IEC, which must be delivered to IEC within ten (10) business days after termination.  In the event that Executive breaches any of the covenants set forth in Section 9 of this Agreement, Executive will immediately return to IEC any portion of the Severance Payments that have been paid to Executive pursuant to this Section.  Subject to Section 8.2.9, the Severance Payments will commence to be paid to Executive as soon as practicable following the effectiveness of the Release.

8.2.4.	Termination upon Death. If Executive’s employment is terminated during either the CEO Term or the Advisory Term due to Executive’s death, the following amounts shall be paid to Executive’s estate:

8.2.4.1.	Accrued Amounts pursuant to Section 8.1.2;

8.2.4.2.	Proceeds of insurance policies then in force in accordance with Section 6.3.1, 6.3.2 and 6.3.3 of this Agreement, or in accordance with any additional plan, policy or practice of IEC.

8.2.4.3.	Any insurance proceeds shall be paid to Executive’s designated beneficiary or estate consistent with Executive’s election.

8.2.5.	Termination for Disability During CEO Term.

8.2.5.1.
If Executive is terminated for disability during the CEO Term, he shall be entitled to receive (a) two (2) times Executive’s Annual Base Salary as in effect immediately prior to the date of terminatin, payable in twenty-four (24) equal monthly installments, reduced by any payments received by him pursuant to IEC’s Long Term Disability coverage, or any applicable plan, policy or practice, plus (b) Executive’s target annual incentive for the year in which the Termination occurs, (ii) pro rated by a fraction equal to the number of days of the year through the date of Termination divided by 365, payable within sixty (60) days of Termination, unless delayed for §409A compliance.

8.2.5.2.
In addition, Executive shall be entitled to receive $375,000, representing the lost opportunity to earn the incentives provided for in Section 5.1 payable within sixty (60) days of Termination, unless delayed for §409A compliance, provided that, the amount of any such incentives previously earned and paid to Executive pursuant to Section 5.1 shall be deducted from the $375,000 due Executive pursuant to this Section.

8.2.5.3.
(i) all unvested equity held by Executive shall be deemed immediately vested, and (ii) any restrictions applicable to any restricted shares held by Executive shall be removed.  Any stock options may be exercised, in whole or in part, at any time on or before the earlier to occur of (x) the expiration date of the option and (y) the first anniversary of the date of such Termination; and

8.2.5.4.
If such termination for Disability occurs prior to Executive’s 65th birthday, Executive shall retain employee status for purposes of IEC’s benefits programs (except participation in IEC’s 401(k) plan) until the earlier of age 65 or receipt of retirement benefits from IEC.

8.2.5.5.
If after such termination for Disability Executive recovers and is not offered his CEO position back, his termination shall be treated as a termination by IEC without Cause, and he shall be entitled to receive the benefits provided for in Section 8.2.1 except for any such benefits which have already been received.

8.2.5.6.
If Executive is offered the CEO position by IEC and refuses to re-commence employment, such termination shall be treated as a termination by Executive, and he shall be entitled only to receive any Accrued Amounts.

8.2.6.	Termination for Disability During Advisory Term.

8.2.6.1.
If Executive is terminated for disability during the Advisory Term, he shall be entitled to receive two (2) times Executive’s annual advisory compensation as in effect immediately prior to the date of termination, payable in twenty-four (24) equal monthly installments, reduced by any payments received by him pursuant to IEC’s Long Term Disability coverage, or any applicable plan, policy or practice.

8.2.6.2.
In addition, Executive shall be entitled to receive $375,000, representing the lost opportunity to earn the incentives provided for in Section 5.1 payable within sixty (60) days of Termination, unless delayed for §409A compliance, provided that, the amount of any such incentives previously earned and paid to Executive pursuant to Section 5.1 shall be deducted from the $375,000 due Executive pursuant to this Section.

8.2.6.3.
(i) all unvested equity held by Executive shall be deemed immediately vested, and (ii) any restrictions applicable to any restricted shares held by Executive shall be removed.  Any stock options may be exercised, in whole or in part, at any time on or before the earlier to occur of (x) the expiration date of the option and (y) the first anniversary of the date of such Termination.

8.2.6.4.
If such termination for Disability occurs prior to Executive’s 65th birthday, Executive shall retain employee status for purposes of IEC’s benefits programs (except participation in IEC’s 401(k) plan) until the earlier of age 65 or receipt of retirement benefits from IEC.

8.2.7.	Definitions. For purposes of this Section 8.2, the following terms shall have the following meanings:

8.2.7.1.
“Cause” shall mean Executive’s (i) substantial and material failure, or refusal to perform the duties of CEO of IEC which is not cured within ten (10) days of Executive receiving written notice of such failure, provided that that a failure to meet the business plan of IEC alone, or good faith errors in judgment made by the Executive, shall not constitute grounds for termination of the Executive for Cause ; (ii) continuing failure or refusal to observe material policies generally applicable to officers or employees of IEC unless such failure is capable of being cured and is cured within ten (10) days of Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of IEC; (iv) commission of any act of fraud, theft or financial dishonesty with respect to IEC; (v)  conviction of any felony, or an indictment of a crime which is of such impropriety or magnitude that it substantially adversely affects the business or  the reputation of IEC ; (vi) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within ten (10) days of Executive receiving written notice of such violation; or (vi) refusal to follow any legal and proper directive of the Board which is not cured within ten (10) days of Executive receiving written notice.

8.2.7.2.
“Change in Control” means:  (a) the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, excluding IEC and or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either the then outstanding shares of stock of IEC or the then outstanding voting securities entitled to vote generally in the election of directors; or (b) the date the individuals who constitute the board as of the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the members of the board, provided that any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by IEC’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to the board was not endorsed by IEC’s management prior to, or at the time of, such individual’s initial nomination for election ) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (c) the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of IEC’s assets or the issuance of shares of stock of IEC in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause(c) if consummation of the transaction would result in at least 51% of the total voting power represented by the voting securities of IEC (or, if not IEC, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 51% of the holders of outstanding voting securities of IEC immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (d) the date IEC files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report of item therein) that a change in control of IEC has or may have occurred, or will or may occur in the future, pursuant to any then existing contract or transaction.

8.2.7.3.
“Disability” shall mean Executive is entitled to receive long-term disability benefits under the long-term disability plan of IEC in which Executive participates, or, if there is no such plan, Executive’s inability, due to physical or mental ill health, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for 180 days during any 365-day period irrespective of whether such days are consecutive.

8.2.7.4.
“Good Reason” shall mean (i) a material and adverse change in Executive’s duties or responsibilities; (ii) a reduction in Executive’s CEO Base Salary or incentive opportunity pursuant to Section 5.1; or (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles. Good Reason shall only apply during the CEO Term.

8.2.8.
Additional Benefits Continuation.  Notwithstanding the foregoing, upon any termination of executive’s employment during the Advisory Term without cause, IEC shall continue to pay Executive’s medical, dental and long term care insurance premiums for Executive and his spouse until December 31, 2020.  For purposes of clarification, in the event of Executive’s death, such insurance shall continue on Executive’s spouse until December 31, 2020.

8.2.9.
Section 409A Specified Employee.  If Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent required to comply with Section 409A of the Code, any Severance Payments or Incentive Payments required to be made pursuant to Section 8.2 which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the date of termination, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the date of termination.

8.2.10.
Exclusive Remedy.  The foregoing payments upon termination of Executive’s employment shall constitute the exclusive severance payments due Executive upon a termination of his employment under this Agreement.

8.3.
Resignation from All Positions.  Upon the termination of Executive’s employment with IEC for any reason (other than the cessation of the CEO Term on December 31, 2010), Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any of IEC’s affiliates.

8.4.
Cooperation.  Following the termination of Executive’s employment with IEC for any reason, Executive agrees to reasonably cooperate with IEC upon reasonable request of the Board and to be reasonably available to IEC with respect to matters arising out of Executive’s services to IEC.  IEC shall pay Executive a reasonable fee for any such services and promptly reimburse Executive for expenses reasonably incurred in connection with such matters.

9.	Restrictive Covenants

9.1.
Unauthorized Disclosure.  Executive agrees and understands that in his capacity as CEO of IEC, Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of IEC and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of IEC and its affiliates and other forms of information considered by IEC and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Executive agrees that at all times during Executive’s employment with IEC and thereafter, Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with Executive’s employment with IEC without IEC’s prior written consent and shall not use or attempt to use any such information in any manner other than in connection with his employment with IEC, unless required by law to disclose such information, in which case Executive shall provide IEC with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of Executive’s employment with IEC, Executive shall promptly supply to IEC all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during Executive’s employment with IEC, and any copies thereof in his (or capable of being reduced to his) possession; provided however, that Executive may retain his full rolodex or similar address and telephone directories.

9.2.
Non-Competition.  By and in consideration of IEC’s entering into this Agreement and in further consideration of Executive’s exposure to the Confidential Information of IEC, Executive agrees that he shall not, during the CEO and Advisory Terms and for a period of thirty-six (36) months thereafter (the “Restriction Period”), directly or indirectly, perform similar employment functions for or on behalf of  any Restricted Enterprise (as defined below); provided that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 9.2, so long as Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of IEC; or (ii) proposed to be conducted by IEC in IEC’s business plan as in effect at that time.  During the Restriction Period, upon request of IEC, Executive shall notify IEC of Executive’s then current employment status.  Notwithstanding the foregoing, that it shall not be a violation of this Agreement for Executive to serve on the boards of directors of other companies which do not compete with IEC and educational institutions, in both cases with the Board’s prior written consent, which shall not be unreasonably withheld.

9.3.
Non-Solicitation of Employees.  During the Restriction Period, Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within thirty-six (36) prior to the date of such solicitation was, an employee of IEC or any of its affiliates.

9.4.
Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out his responsibilities for IEC and its affiliates), Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of IEC or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with IEC or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between IEC or its subsidiaries and any of its or their customers or clients so as to cause harm to IEC or its affiliates.

9.5.	Extension of Restriction Period. The Restriction Period shall be tolled for any period during which Executive is in breach of any of Sections 9.2, 9.3 or 9.4 hereof.

9.6.
Proprietary Rights.  Executive shall disclose promptly to IEC any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during Executive’s employment with IEC and related to the business or activities of IEC and its affiliates (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by IEC and/or its applicable affiliate, Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to IEC or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by IEC and/or its applicable affiliate as Executive’s employer.  Whenever requested to do so by IEC, Executive shall execute any and all applications, assignments or other instruments which IEC shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of IEC and its affiliates therein.  These obligations shall continue beyond the end of Executive’s employment with IEC with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive while employed by IEC, and shall be binding upon Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with his execution of this Agreement, Executive has informed IEC in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit A hereto (the “Existing Inventions”).  Notwithstanding anything to the contrary herein, the Developments shall not include any Existing Inventions.  If IEC is unable for any reason, after reasonable effort, to obtain Executive’s signature on any document needed in connection with the actions described in this Section 9.6, Executive hereby irrevocably designates and appoints IEC and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 9.6 with the same legal force and effect as if executed by Executive.

9.7.
Confidentiality of Agreement.  Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any Person; provided that Executive may disclose this Agreement and/or any of its terms to Executive’s immediate family, financial advisors and attorneys, so long as Executive instructs every such Person to whom Executive makes such disclosure not to disclose the terms of this Agreement further.

9.8.
Remedies.  Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to IEC for which IEC would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach, IEC shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all Persons acting for and/or with Executive, without having to prove damages, in addition to any other remedies to which IEC may be entitled at law or in equity, including, without limitation, the obligation of Executive to return any Severance Payments made by IEC to IEC.  The terms of this paragraph shall not prevent IEC from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from Executive.  Executive and IEC further agree that the provisions of the covenants contained in this Section 9 are reasonable and necessary to protect the businesses of IEC and its affiliates because of Executive’s access to Confidential Information and his material participation in the operation of such businesses.

9.9.
Litigation Support.  Executive agrees to make himself reasonably available in the event IEC needs him to participate in any litigation involving the company.  Executive shall be entitled to full reimbursement of all reasonable expenses incurred during such litigation support, upon presentation of appropriate documentation to IEC in accordance with IEC’s standard reimbursement policies and procedures.  Any such litigation support during the Advisory Term shall be counted towards the seven (7) days per month required pursuant to section 3.2.

10.           Representations.

Executive and IEC each represents and warrants that (i) he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Agreement; and (ii) he or it is not otherwise unable to enter into and fully perform his or its obligations under this Agreement.

11.           Non-Disparagement.

From and after the Effective Date and following termination of Executive’s employment with IEC, Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for IEC and its affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of IEC or any of its subsidiaries, affiliates, employees, officers, directors or stockholders.  IEC shall cause its officers and directors not to make any statement that criticizes, ridicules, disparages or is otherwise derogatory of Executive and further agrees that IEC will be financially responsible for any breach of this provision by its directors and officers.

12.           Withholding.

IEC may withhold from any amounts payable under this Agreement such Federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.

13.	Dispute Resolution.

Except with respect to an action by IEC to enforce Section 9 of this Agreement and without prejudice to the rights of IEC with respect to payment of severance payments under Section 8.2.3 hereof, any dispute arising under pursuant to this Agreement will be decided by binding arbitration in Rochester, New York in accordance with the rules of the American Arbitration Association.  The arbitrator shall be an individual mutually acceptable to each party.  In the event that the parties cannot agree on the selection of an arbitrator, IEC shall submit a list of no less than three (3) arbitrators to Executive, and Executive shall designate the arbitrator.  IEC shall reimburse Executive’s reasonable legal expenses with respect to any such dispute based on a claim by Executive, unless the arbitrator determines that Executive’s claims were brought in bad faith, in which case no such reimbursement shall be made.  No reimbursement shall be made in any dispute based on a claim by IEC in which IEC prevails.

14.           Miscellaneous.

14.1.
Indemnification.  IEC shall indemnify Executive to the fullest extent provided under IEC’s By-Laws and permitted by state law.  IEC shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of IEC.

14.2.
Amendments and Waivers.  This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3.
Assignment; No Third-Party Beneficiaries.  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void.  Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

14.4.
Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service; (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier; or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to IEC:    Carl Sassano (or current Chairman of the Board's Compensation
Committee)
c/o IEC Electronics Corp.
105 North Street
Newark, New York 14513

If to Executive: to his home address as set forth in IEC's personnel records.

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

14.5.
Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

14.6.
Severability.  Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 9 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.  If any term or provision of this Agreement is rendered unenforceable as a matter of law or by any lawful decision or order of any court, governmental agency, or tribunal with jurisdiction and that event produces a material change in the respective rights and obligations of the parties under this Agreement, then the parties shall promptly and  in good faith meet to negotiate revised terms that will both comply with the law and any lawful decision or order of any court, governmental agency or tribunal with jurisdiction and accomplish the intent and purposes of the parties underlying this Agreement.  If the parties are not able to negotiate revised terms within a reasonable period of time, then either party may submit that dispute to binding arbitration, pursuant to the terms of this Agreement, with the understanding that the arbitrator assigned shall have the authority to decide whether there has been a material change and, if so, the manner and extent to which the terms of the Agreement shall be revised to both abide by the law or any lawful decision or order of any court, governmental agency, or tribunal with jurisdiction and accomplish the purpose and intent of the parties underlying this Agreement. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 9 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

14.7.
Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

14.8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

14.9.
Binding Effect.  This Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, Executive’s heirs and the personal representatives of Executive’s estate and any successor to all or substantially all of the business and/or assets of IEC.

14.10.
General Interpretive Principles.  The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and sub-clauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

14.11.
Mitigation.  Notwithstanding any other provision of this Agreement, (a) Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by IEC, whether by seeking employment or otherwise; and (b) the amount of any payment or benefit due Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that Executive may receive from any other source.

14.12.
Section 409A Compliance.  This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact IEC, IEC agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IEC ELECTRONICS CORP. By: /s/ Carl Sassano Name: Carl Sassano Title: Chair, Compensation Committee
/s/ W. Barry Gilbert 4/24/09 W. Barry Gilbert, Individually

Exhibit A

Existing Inventions

None.